UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009

MIDDLEBROOK PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-50414	52-2208264
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100, Westlake, Texas	76262
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 837-1200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On June 29, 2009, MiddleBrook Pharmaceuticals, Inc. (“MiddleBrook”) and Silicon Valley Bank (“SVB”) entered into a Loan and Security Agreement, dated June 29, 2009 (the “Loan Agreement”), pursuant to which MiddleBrook obtained a secured revolving credit from SVB with borrowing availability up to $10,000,000.

The Loan Agreement provides for a working capital-based revolving line of credit (the “Revolving Line”) in an aggregate amount of up to the lesser of (i) $10.0 million, or (ii) 80% of eligible domestic accounts receivable plus 35% of eligible domestic inventory, with total inventory advances capped at the lesser of (a) 25% of overall outstanding disbursements under the Revolving Line or (b) $1.0 million. The Revolving Line is subject to (i) a $2.0 million sublimit available for cash management features and lines of credit, and (ii) a $2.0 million sublimit for foreign exchange contracts. The Revolving Line matures on June 28, 2011.

Amounts advanced under the Revolving Line bear interest at an annual rate equal to the prime rate plus 1.00% (with a rate floor of 5.00%), provided that the annual rate applicable to the Revolving Line increases to an annual rate equal to the prime rate plus 2.00% (with a rate floor of 6.00%) if MiddleBrook’s liquidity falls below $15.0 million. Interest on the Revolving Line is due monthly, with the balance due at the maturity date.

The obligations under the Loan Agreement are secured by a security interest on substantially all of Middlebrook’s assets, excluding intellectual property, except that the collateral includes all accounts and all proceeds of MiddleBrook’s intellectual property. The Loan Agreement contains certain restrictive loan covenants, including, among others, financial covenants requiring a minimum tangible net worth, and covenants limiting MiddleBrook’s ability to dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens or enter into negative pledge agreements, make investments, make distributions in respect of MiddleBrook’s capital stock (including repurchases of such capital stock) or enter into transactions with affiliates. The Loan Agreement also contains events of default that include, among others, failure to make payments when due, inaccuracy of representations and warranties, violation of covenants, events constituting a material adverse change, bankruptcy and insolvency events, material judgments, and cross defaults to certain other agreements. The occurrence of an event of default could result in the acceleration of MiddleBrook’s obligations under the Loan Agreement and an increase to the applicable interest rate, and would permit SVB to exercise remedies with respect to the collateral under the Loan Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Loan and Security Agreement, dated June 29, 2009, by and between the Registrant and Silicon Valley Bank.
99.1	Press Release dated July 1, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDDLEBROOK PHARMACEUTICALS, INC.

Date: July 1, 2009

By: /s/ Dave Becker
       Dave Becker
       Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit	Description

10.1	Loan and Security Agreement, dated June 29, 2009, by and between the Registrant and Silicon Valley Bank.
99.1	Press Release dated July 1, 2009.

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